Exhibit 99.1

Plymouth Industrial REIT
First Quarter 2019 Earnings Conference Call
May 9, 2019 at 1:00 PM Eastern

CORPORATE PARTICIPANTS

Jeff Witherell – Chairman and Chief Executive Officer

Pen White – President and Chief Investment Officer

Dan Wright – Executive Vice President and Chief Financial Officer

Tripp Sullivan – Investor Relations

PRESENTATION

Operator

Good day and welcome to the Plymouth Industrial REIT First Quarter 2019 Earnings Conference Call and Webcast. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0). After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star (*) then one (1) on a touchtone phone. To withdraw your question, please press star (*) then two (2). Please note this event is being recorded.

I would now like to turn the conference over to Mr. Tripp Sullivan with Investor Relations. Mr. Sullivan, please go ahead.

Tripp Sullivan

Thank you. Good afternoon. Welcome to the Plymouth Industrial REIT conference call to review the Company’s results for the first quarter of 2019. On the call today will be Jeff Witherell, Chairman and Chief Executive Officer; Pen White, President and Chief Investment Officer; and Dan Wright, Executive Vice President and Chief Financial Officer. Our results were released this morning in our earnings press release, which can be found on the Investor Relations section of our website along with our Form 10-Q and supplemental filed with the SEC. A replay of this call will be available shortly after the conclusion of the call through May 16, 2019. The numbers to access the replay are provided in the earnings press release. For those who listen to the replay of this call, we remind you that the remarks made herein are as of today, May 9, 2019, and will not be updated subsequent to this call.

During this call certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the Securities laws, including statements related to the future performance of our portfolio, our pipeline of potential acquisitions, and other investments, future dividends, and financing activities. All forward-looking statements represent Plymouth’s judgment as of the date of this conference call and are subject to risks and uncertainties that can cause actual results to differ materially from our current expectations. Investors are urged to carefully review various disclosures made by the Company, including the risks and other information disclosed in the Company’s filings with the SEC. We will also discuss certain non-GAAP measures, including but not limited to FFO, AFFO, and adjusted EBITDA. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures are included in our filings with the SEC.

I will now turn the call over to Jeff Witherell. Please go ahead.

Jeff Witherell

Thanks, Tripp. Good afternoon, everyone. In addition to Pen and Dan, Jim Connolly, who heads our Asset Management; and Anne Hayward, our General Counsel, are here with us. Having issued our outlook for 2019 only 62 days ago, our Q1 confirms that we are on track with our original outlook for the portfolio. Strong leasing reinforces the value in our properties and our belief that our occupancy should pick up over the next several months as projected. Additionally, some opportunistic capital markets activity has led to funding additional acquisition activity. I want to cover each of those and our update to guidance in my comments this afternoon.

Plymouth Industrial REIT

May 9, 2019 at 10:00 AM Eastern

First, I want to highlight our people. We have some very talented real estate professionals here at Plymouth, and they have been responsible for the outsized results in leasing, asset management, property management, acquisitions, and of course the support of all that activity. In addition to our people here in Boston, our property management office in Columbus is performing exceptionally well. We are excited to announce that we opened a new office in Jacksonville, Florida, led by Dan Santinga, who is an industry veteran that has held prior positions with two other industrial REITs. With leasing, we continue to capture the value we’ve created by acquiring properties in tight submarkets with strong tenants and favorable real estate fundamentals. We had 823,000 square feet of leases commence in quarter one, with the leases that were six months or longer generating a 14% increase in rental rates on a cash basis. We are well ahead of the game on our expirations for the balance of the year, and we expect to continue this momentum. We are still not including the lease-up of our Creekside space in Columbus in our forecast, but as Pen White will discuss shortly, we’re seeing a lot of interest in that space right now. Absent an acquisition for $5 million completed in January in a property in Chicago, we were relatively quiet as far as acquisitions are concerned. That activity picked up over the last few weeks, culminating in the signing of a definitive agreement for a property in Indianapolis for $17.1 million. That property is still subject to customary closing conditions. We would expect that that transaction closes in the next 30 days.

Where we were the most active this quarter was with capital markets. On March 21st, we closed the $63.1 million Allianz life loan we mentioned on the Q4 call. Those proceeds repaid the bridge loan from KeyBank that we used to refinance the Jacksonville portfolio acquisition. The Allianz loan is at a rate of 4.07%, and we were able to lock up fixed rate financing on those assets at a lower rate than our credit facility. We were also able to initiate our ATM program in the quarter. I’ve been very adamant about holding off on accessing the equity markets until we saw a narrowing of the disconnect on NAV between what we believe exists in our portfolio and how the market was valuing us. When we decided to test the market in small amounts in mid-March, we were able to gradually increase the liquidity in the stock and our execution price moved up. We issued 278,000 shares by March 31st at an average price of $16.63 per share. From quarter end until our window closed in April, we issued another 147,000 shares at an average price of $16.79. In total, we raised approximately $7 million in proceeds. We saw very little impact on the price during and post execution. We saw this as very opportunistic, and we were pleased to be able to quickly put the capital to work with the acquisition I mentioned in Indianapolis. With this capital markets activity and the higher share count associated with it, we made an update this morning to our financial guidance to account for the shares as well as deploying those proceeds into an acquisition. I’m very pleased with how well we have started the year and as a result of our hard work, we have enhanced our position for an even better 2019 than we originally projected. We will continue to focus on maintaining that momentum as well as remain disciplined with our approach to capital allocation.

With that, I’ll ask Pen to cover leasing and acquisition activity.

Pen White

Thanks, Jeff. Good afternoon, everyone. We picked up right where we left off in the fourth quarter, with strong pace of leasing and disciplined activity on our acquisition pipeline. For the first quarter, we signed a total of 823,000 square feet of leases; 269,000 square feet of that was a short-term master lease at one of our Chicago properties that bridged a vacancy period for our new five-year lease that commenced in April. The balance of the leasing completed during the quarter included 546,000 square feet of renewal leases and 8,000 square feet of new leases. Overall, we had a 14% increase in rental rates on a cash basis from these leases.

Plymouth Industrial REIT

May 9, 2019 at 10:00 AM Eastern

Occupancy at March 31st was 94.5%, down slightly from year end, but we still expect occupancy to be between 95% and 96% for the year. In fact, we already have leases expected to commence in the second quarter that will get us there. We are also having a number of discussions on the 340,000 square-foot vacancy at our Creekside property in Columbus, both short- and long-term in nature, that could push the percentage even higher in the second half. Year to date, we have had approximately 1.6 million square feet of leases due to expire of which 1.3 million square feet have been renewed, making our tenant retention run rate a healthy 81.3% so far this year. in addition, of the nearly 2 million square feet rolling in 2020, 120,000 square feet has been renewed with another 640,000 square feet close to being finalized, so we feel very confident about the pace of our leasing in 2019 and 2020 and expect that we will be able to continue to push rental rates this year and next, thereby driving NOI growth.

We are seeing similar results with our acquisitions. The pipeline as it stands today is approximately $420 million with cap rates between 7% and 9% and properties primarily comprised of Class B warehouse, light manufacturing, or flex-type properties. They are located in markets where we already have a presence and that have access to large pools of highly skilled labor such as Jacksonville, Chicago, Indianapolis, and Atlanta among others. We continue to pursue one-off transactions similar to the one we completed in early January in Chicago as well as larger portfolios such as the 20-property portfolio acquisition we completed in Jacksonville last December. Most recent acquisition reporting includes a property we put under contract this week in Indianapolis for $17.1 million in cash. This 485,000 square-foot property is located in the Southwest submarket, with close proximity to Interstate I-70 and Indianapolis International Airport. This property is 100% leased to two tenants with a weighted average lease term of over four years and will have an initial projected yield of 7.7%. This is expected to close by the end of this quarter, thereby increasing our presence in Indianapolis. We are seeing no shortage of opportunities available in our targeted markets with our preferred type of industrial product and at the type of return metrics we have been targeting. We will continue to be very disciplined in pursuing those that best allow us to leverage our presence in existing markets as well as open up in new markets with similar characteristics.

So, at this point I’m going to turn it over to Dan to discuss our financial results.

Dan Wright

Thank you, Pen. Just as a note, I apologize for my voice being slightly off and a little bit scratchy, the tail-end of a cold and the impacts of the late spring here in Boston with the pollen starting to come out, so I apologize for any inconvenience or lack of clarity as I continue to speak. The first quarter operating results were consistent with our full year guidance as outlined on March 8th. We experienced strong sequential and year-over-year growth in all our financial results in line with where we expected to be. We also had strong dividend coverage for the quarter on both an FFO and AFFO basis. The first quarter earnings release and supplemental outline our results and provide additional details.

This morning, I will focus on the color behind those results and the activity that we’ve taken into account to our full-year guidance. For the first quarter, the primary factors driving our results were significant year-over-year acquisition activity that drove revenues, NOI, EBITDA, FFO, and AFFO, and consequently as part of that activity, increased depreciation and amortization that increased net loss. We saw a full benefit of the Jacksonville portfolio acquisition in this quarter and to a lesser extent, the contribution from the acquisition for Chicago. That quarterly progression should continue during the year as we originally outlined in our guidance.

Plymouth Industrial REIT

May 9, 2019 at 10:00 AM Eastern

G&A expenses in the first quarter is in line with our previous guidance and includes approximately $367,000 of noncash expenses representing amortization of stock compensation and an adjustment to the fair value of the outstanding stock warrants of $79,000. The higher weighted average share count from the offering last July was included in our prior guidance, but as stated at that time, we did not include an incremental increase in the share count related to utilization of the ATM. As Jeff noted earlier, we issued 278,000 shares in the last two weeks of March and we also added approximately 29,192 shares related to annual board grants for their compensation and shares that we issued to nonexecutive employees during the quarter. The incremental increase in share count over fourth quarter’s weighted average share count was roughly a $0.13 per share and unit impact to FFO and a $0.12 impact to AFFO during the quarter. As mentioned above, the noncash stock compensation and change in warrant value are adjustments to the calculation of AFFO.

Turning to our guidance for 2019, I would note that we have affirmed our operational guidance for 2019, with portfolio occupancy, G&A, all virtually unchanged. Recurring capital expenditures have been increased by $300,000 on the high end. We are adjusting our financial results for the ATM activity in late Q1 and the first three weeks of April as well as for the planned acquisition that Pen referred to that will utilize the ATM proceeds. Absent these two variables, we will be very comfortable today at the high end of our previous FFO range of $2.50 to $2.60 per share and unit and the high end of our previous AFFO range of $1.90 to $2.00. Our full year revenues NOI, and EBITDA now reflect the addition of the acquisition effective beginning Q3. FFO and AFFO per share and unit as well include an increase of 320,000 shares for the calculation of the weighted share count. The expected share and unit count for the year is adjusted to 6.2 million shares and units. With this new share count, the contribution from the Indianapolis acquisition will be approximately $0.03 in the second half of the year. After factoring all of this into account, we have adjusted the guidance for FFO to $2.48 to $2.51 and raised the bottom end of the AFFO range, so we are now expecting $1.95 to $2.00 in AFFO.

I also want to point out that on the reconciliation table in the release and the supplemental that we have a formula error on two line items that have no impact on FFO or AFFO per share guidance. First, the full year net loss guidance should be a loss of $1.81 on the low end and a net loss of $1.78 on the high end. Second, the correct per share amount for the preferred stock dividend reconciliation should be $1.01 per share. There was no increase in the preferred stock. We simply had a formula error in those two line items that didn’t accurately adjust for the higher share count. Again, I would emphasize there is no impact from those two adjustments to either FFO or AFFO guidance. We will post an updated new supplemental by the end of the day today with those correct amounts.

It is important to note how we account for capital markets activity and acquisitions in our guidance. We can’t forecast when the ATM program is utilized and in this case we were very opportunistic in late March, as Jeff referred, and again in early April. We saw strong demand for the shares through the program with the price increasing as it was executed. With regard to acquisitions, we only forecast what we have under firm agreement, and therefore that only included the Indianapolis transaction in our guidance. I would also remind you that our full year guidance does not include any impact from the timing of lease-up at our Creekside property in Columbus.

Plymouth Industrial REIT

May 9, 2019 at 10:00 AM Eastern

With regard to our balance sheet, at quarter end we had 90% of our debt in place with fixed interest rates for the next five to ten years of approximately 4.18% following the closing of the Allianz loan. We intend to work our leverage down over time. At quarter end we were 57.3% levered on gross asset value with net debt-to-annualized first quarter EBITDA of just under nine times. It is a reasonable expectation for us to continue to work that down a few points at a time. We have been disciplined in improving the capital structure of the Company while at the same time positioning the Company to deliver good returns for our shareholders. I believe this quarter is a good example of that discipline.

Operator, we are now ready to take questions.

QUESTIONS AND ANSWERS

Operator

We will now begin the question-and-answer session. To ask a question, you may press star (*) then one (1) on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press star (*) then two (2). The first question today comes from Alexander Goldfarb with Sandler O’Neill. Please go ahead.

Alexander Goldfarb

Oh, hey. Good morning, or I should say good afternoon. Just a few questions from us. First, can you just go through the Capex again? I think you said that you’re increasing, and I’m sorry, I don’t have the press release in front of me, but I think you said you’re increasing the Capex budget but yet your AFFO stays the same? Can you just walk through that?

Dan Wright

Alex, Dan Wright. In our prior year guidance, we had said that the recurring Capex would be between $3.2 million to $3.7 million on the high and low ranges. We’ve adjusted that to $3.5 million to $3.7 million, so we’ve not adjusted the top end of that but we have increased the bottom end from 3.2 to 3.5, but in real dollars.

Alexander Goldfarb

Okay. But, wouldn’t that decrease AFFO if everything else is the same or was there another offset that’s causing the AFFO to increase at the bottom end by $0.05?

Dan Wright

I think what you’re looking at is what I referred to earlier in my comments, possibly relative to the change, but the change on that is overall we think $1.95 to $2.00 is the appropriate guidance given the increased share counts.

Alexander Goldfarb

Okay, okay. And, then on the stock price, clearly you guys have had up 50% year to date, which is quite strong. Jeff, as you guys think about the balance sheet, your leverage, obviously you felt more comfortable to hit the ATM with where the stock is. Does this change your timeline as you guys think about reducing the leverage and getting the balance sheet to I guess a stronger position on the leverage side?

Plymouth Industrial REIT

May 9, 2019 at 10:00 AM Eastern

Jeff Witherell

I think we’re going to hold the same line, Alex, that we’ve had for a while now. As we have discussions with investors and what have you, they don’t see any issues with our leverage ratios now. They understand the size of our Company, and we’ve maintained that we will, as the Company grows we will continue to delever methodically down. But, for us to do anything drastic at this point, you know, we don’t see a need to do that. I think what the investors, the feedback we have from investors are if you look at the Jacksonville property, we bought that at an 8.4 cap. We’ve locked in seven-year debt at 4.07%, so you’ve got over a 400 basis-point spread on that, and the investors seem to really like that spread. And, so that spread should increase as we roll leases and we increase rents over the next several years. So, we like the fact of taking our debt and locking it in right now. But, as we grow, our goal is to keep delevering down.

Alexander Goldfarb

Okay, okay. Thank you.

Operator

The next question comes from Henry Coffey with Wedbush. Please go ahead.

Henry Coffey

Yes, good morning. We’re hearing a lot of excitement about what’s going on in the industrial REIT sector. When you look at the general market, is that expanding the buying opportunity set or is that in your view making the market more crowded in terms of potential buyers?

Jeff Witherell

Hi, Henry. It certainly is crowded out there. I mean, it’s a favorite asset class, but I think Pen probably mentioned that our pipeline was robust, and I think he’ll have a comment on that. I think my comment to that is that there really isn’t any other public REIT that does what we do, right? You can look at our peer group out there and most of them are into construction, they’re building Class A facilities, a lot of people are heading to just the bigger markets, LA, Phoenix, and some coastal ports, if you will. And, so a lot of times I think we’ve discussed in the past several of our acquisitions we’ve gone through it in detail where, we’re really the opportunistic buyer in this space for that property. Class A, B facility, some tenant roll coming up in three or four years, you know, it’s not a net lease deal, it’s kind of our perfect fit. So, there’s still a lot of product out there for us and if the property is ideal for a REIT to buy it, we’re probably one of the only two REITs that, really a handful of REITs that could buy that. And, then that’s us. I’ll ask Pen to add some color.

Pen White

No, Jeff’s spot on. I think our pipeline has been pretty full for some time. We do see a lot of deals in the markets that we’re in and I think we’re, our competition typically is not with large global or national institutional types; it’s mostly with local or regional potential buyers that perhaps may not be as well capitalized as we as a public company can be. So, but we’re very happy with the deals that we’ve done in the last few quarters and very optimistic about what we see in the pipeline.

Plymouth Industrial REIT

May 9, 2019 at 10:00 AM Eastern

Henry Coffey

I mean, niche is an overused term, so I won’t use it. But, what you do is very interesting and you, if I get it right, you’re looking at sort of B-quality space that’s going to need some operational handholding either to make the property better or to get occupancy up or some other factors, and that’s what you go in and do. And, given that as a thought process, and with your stock up a little bit. Are there more UPREIT opportunities today than there were six months ago, or are, as the market evolves are the owners of these assets that need a little handholding getting more and more interested in essentially, well, I’d use the word merger, because that’s really what an UPREIT is, merging with you all?

Pen White

Yeah, Henry, you’re spot on. We definitely see more UPREIT opportunities. I’m going to avoid giving too much guidance here, but we’re talking to some parties that are very interested in that type of structure for all the right reasons, as you might assume. And, I think for us, with our size and our capacity to source deals, it becomes a win-win situation, if you will, from both the seller and buyer. So, yes, to your question, that is definitely something that we continue to pursue.

Henry Coffey

And, then on the capital structure front, as you exercise the ATM, is there also thought about making sure that there’s a component of long-term mortgage debt in the acquisition equation or is your view today that maybe we should put more equity into the overall element of a new acquisition so that you, you know, to operate on your own leverage?

Jeff Witherell

Well, Henry, as you probably know, we have a very good credit facility with KeyBank. They’ve been a good partner for us. They provided the bridge for us to take down the Jacksonville property, and they also were the ones that provided the take out with Allianz, right? So, between our credit facility, the ability to bridge with people like KeyBank on an acquisition, we’re let’s say fortunate to have that and I think that goes back to what Pen’s point was before, which was our structure affords us to maybe perform where a local operator needs to make something subject to finance where we don’t need to, right? So we make somewhat of a better buyer on that. But, as far as our debt concerns, we’re less concerned now with rates rising, but we still think being conservative and locking in long-term mortgage debt right now makes sense and that’s probably our lowest cost of capital is our, is Allianz loans at 4.07%. But, we will, I think, back to the previous question, as we have new acquisitions on the lines that we take out with maybe more permanent financing, our goal would be to slowly reduce leverage.

Henry Coffey

Is your best opportunity for the rest of the year new acquisitions or working on both your occupancy levels overall as well as the Columbus, Ohio facility to sort of better integrate and manage and massage the existing book of business?

Jeff Witherell

Well, I think to answer the latter part of that any other way besides what I’m about to say would infer that we can’t do both. So, we can do both.

Henry Coffey

I’m highly confident you can do both. I’ve watched you for the last six months.

Plymouth Industrial REIT

May 9, 2019 at 10:00 AM Eastern

Jeff Witherell

Right. So, anyway, we’ve done both since we went public in June of ’17. I think we’ve performed, and I’ll take myself out of that equation, I think everybody else has performed exceptionally well, and our asset management team is on it. I think you’re going to see, I don’t know if you’ll see it, but we can see it and hope you will feel it, is when we have three new individuals in Jacksonville that are, have been managing these properties for the last five years and now they’ve joined Plymouth. I think in Columbus it’s proven out that we’re delivering better services to our tenants through direct Plymouth personnel, and we’re also saving the Company money by doing that. So, I think we’re going to do both. What we’re working on, Pen’s working on some UPREITs, as we discussed, and we’ve got a good team of people and I think we’re going to be able to do both exceptionally well. And, as far as Creekside is concerned, we are on it. There are letters of intent out. There’s always letters of intent out, right? But, we’re seeing a lot of activity on there. We’ve, on the last calls that we’ve had, we’ve mentioned our activity and it continues to be strong. A lot of robust people going through there, some Fortune 500 companies as well as others, and that Creekside property doesn’t cause us any consternation.

Henry Coffey

Well, congratulations on a great quarter and the future looks pretty bright. So, thank you.

Operator

The next question comes from Barry Oxford with D.A. Davidson. Please go ahead.

Barry Oxford

Great. Thanks, guys. Hey Jeff, just building on kind of the capital theme here, I know you guys did the Madison International deal, but would you look at joint ventures, or are you kind of like, look, we’ve kind of got that part of the equation settled and so, no, I wouldn’t be?

Jeff Witherell

So, Barry, I’m going to kind of answer I guess the same way we answered Henry’s question, which was we can do three things at once, not just two.

Barry Oxford

Okay.

Jeff Witherell

So, the answer really becomes, I think you’re seeing in the last week we’re getting a lot of support in the market, the institutional investors are really paying attention now, and so we think things are good. Fundamentally we’re in the hot asset class. It’s what we know, we’ve all known it individually for the last 20-plus years, so we’re experienced in it. And, we think we’re in this niche, as Henry mentioned, that, this kind of Class B niche that just has a huge fragmented market and a lot of growth. There may be an asset which I think we’ve alluded to all along that if there was an asset or a portfolio that didn’t quite fit into the REIT’s metrics today, it might be something we would want to do a joint venture in and bring it into the REIT in the future. And, that’s what we would do. We’re not developers, we’re not going to go out and start developing on a joint venture basis for the most part. We do have vacant land should somebody want to build to suit; we’re certainly capable of doing it. But, the joint venture is really just an extension of what Plymouth does right now, with our infrastructure and our personnel. So, we’re always talking to people. That’s kind of the beauty of being in this business. We have a lot of interest and we have a lot of deals that we see, and many of them we just can’t do.

Plymouth Industrial REIT

May 9, 2019 at 10:00 AM Eastern

Barry Oxford

Right. Jeff, looking at your cap rates and risk-adjusted kind of returns for lack of a better word, what markets are kind of appealing right now that you guys are currently in that you’d say, look Barry, I really like these two markets the best?

Jeff Witherell

So, as much as I’m the smartest guy in the room, I’m going to let Pen answer that one, Barry.

Pen White

Thanks a lot, Barry.

Barry Oxford

I know this ebbs and flows, but I’m just kind of thinking about today, where might you be seeing your best value when you’re looking at the markets that you’re in?

Pen White

I’ll make a general comment is that we’re very happy with every market that we’re in right now. We want to continue to expand our footprint in markets like Chicago and Jacksonville, Atlanta, Indianapolis, and others. So, I don’t mean to beg away from the question, but it’s not that we have a favorite, per se. We see, like any time in this business, you can see good deals in bad markets and bad deals in good markets. So, we try to minimize that and again, going back to our pipeline, we’re in, I think we’re in an enviable position to have the type of pipeline that we do that we can kind of pick and choose the deals that we want to pursue.

Barry Oxford

Right. Of that pipeline, how much on a percentage basis over the next 12 months to 18 months do you think you can close on?

Pen White

Really it’s a function of where we decide to get our capital from and, but in terms of the demand, we can close on a good chunk of that, again given where our capital sources come from. But, I’m not concerned about, from that standpoint I’m not concerned just because we do have an abundance of deals or potential transactions to choose from. And, I think that’s one of the things that we do pretty well here is that we keep the throttle in the on position at all times and we’re ready to close on any given transaction given the right opportunity.

Barry Oxford

Okay. That sounds terrific. I appreciate it, guys.

Jeff Witherell

Thank you, Barry.

Pen White

Sure.

Barry Oxford

Okay. Have a good one, guys.

Operator

This concludes our question-and-answer session. I would now like to turn the conference back over to Jeff Witherell for any closing remarks.

Plymouth Industrial REIT

May 9, 2019 at 10:00 AM Eastern

CONCLUSION

Jeff Witherell

Thank you. Thank you all for joining us this afternoon. As always, we’re available for follow-up questions. Thanks again. We’ll talk to you next quarter.

Operator

This conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

Plymouth Industrial REIT

May 9, 2019 at 10:00 AM Eastern